Exhibit 99.1

Contact: Cameron Way (206) 373-9034

Onvia Increases Revenue 13% Over Prior Year

Adoption of new business intelligence products increases quarterly contract value per client by 22% in the fourth quarter of 2005

Onvia, Inc. (NASDAQ: ONVI), Seattle, WA – February 16, 2006 – Onvia, a leading provider of comprehensive sales intelligence to businesses seeking government procurement opportunities, announced its year-end and fourth quarter financial results today. In 2005, revenues were $14.7 million, a 13% increase from $13.1 million in 2004. Net loss increased to $6.2 million from $3.9 million in 2004. Loss per share for the year increased to $0.79 cents from $0.51 cents in 2004. Revenues for the fourth quarter increased 6% to $3.7 million from $3.5 million in the fourth quarter of 2004. Net loss increased to $2.2 million from $1.6 in the fourth quarter of 2004. Loss per share for the fourth quarter increased to $0.28 cents from $0.21 cents in the fourth quarter of 2004. The increase in net loss for the year and the quarter was planned, and is primarily related to a $5 million investment in new products, sales and marketing announced a year ago.

Onvia’s Strategic Plan

In 2004, Onvia’s board of directors approved a strategic plan to differentiate itself within the public-sector information marketplace. As part of the plan, the board of directors authorized an investment of $5 million to develop and launch new business intelligence products. In 2005, Onvia spent $1.3 million in new content acquisition, $1.3 million in technology and product development, and $2.1 million in sales and marketing. Approximately 70% of the amount spent on technology and development was capitalized and included in other assets on the balance sheet.

The first stage of the plan, executed in 2005, involved three main activities: the development and launch of new information products, the recruitment of strong sales and marketing management, and the adoption of a consultative sales approach.

As planned, Onvia launched Onvia Business Builder in July 2005. In the fourth quarter, 11% of transactions involved Onvia Business Builder, and as a result, quarterly contract value per client grew by 22% to $897 from $738 in the third quarter of 2005 and from $673, or 33%, in the fourth quarter of 2004. Quarterly contract value per client represents the average annual contract value of clients transacting during the quarter. In addition, year over year bookings growth in the fourth quarter was the strongest of any quarter in 2005. Onvia recruited new sales and marketing executives to develop the go-to-market strategy for the new product offering and implement a new sales methodology. The new sales approach is intended to decrease Onvia’s reliance on direct marketing and improve the way potential prospects are targeted and qualified.

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2006 Operating Focus

With the beginning in 2006 Onvia enters the second stage of its strategic plan concentrating on building sales momentum. Onvia plans to increase the size of its sales force, institute price increases, improve retention rates, and introduce new products to drive sales momentum.

Onvia’s sales organization has adopted a new sales process to more effectively target prospects for high value products, with the goals of increasing the number of high value clients, improving client retention, and improving new product adoption within the existing client base. The new sales process is intended to reduce spending on direct marketing activities. These savings will be reinvested in sales headcount. Selected new products to be launched in 2006 are intended to improve the value of the core offering.

The legacy direct marketing sales approach relied on acquiring, then upgrading a large number of low-value clients. The new sales approach is intended to direct resources towards more qualified prospects that fit the profile of high value clients. As a result, in the fourth quarter of 2005 Onvia discontinued its low value product and began migrating low value clients to higher valued offerings. Onvia expects the new sales approach to reduce the number of low value clients while increasing annual contract value, and quarterly contract value per client. Low value clients represented 47% of the December 31, 2005 client base, but less than 5% of revenue.

New Operating Metrics

Beginning in 2006, Onvia will report on its two separate business channels: client subscriptions and content licenses.

Client Subscriptions

Client subscriptions are sold directly to the end user of the business intelligence and represented 89% of the revenue generated in 2005. Subscriptions are priced based upon the geographic range, nature of the content purchased and, in certain products, number of users.

Consistent with metrics commonly used in the information industry, Onvia will now provide new operating metrics as follows: number of clients, annual contract value, annual contract value per client, and quarterly contract value per client.

Clients

The clients metric replaces the existing metric of clients and enterprise licensees. In the third quarter of 2005, Onvia had 24,400 clients and enterprise licensees. Of this amount, approximately 6,500 were enterprise licensees. The clients metric will exclude enterprise licensees because at this time, the number of seat licenses alone is not a reliable measure of value. At December 31, 2005, Onvia had approximately 17,700 clients, down from approximately 18,300 at December 31, 2004 and 17,900 as of September 30, 2005. Onvia expects its overall client base to continue to decrease in 2006 as a result of the elimination of low value products.

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Annual Contract Value

Annual contract value is the aggregate annual subscription value of the client base. Growth in annual contract value demonstrates success in increasing the number of clients and upgrading existing clients into new and higher valued products. At December 31, 2005, annual contract value was $13.6 million, up from $12.4 million at December 31, 2004, an increase of 10%.

Annual Contract Value per Client

Annual contract value per client is the average annual contract value of the client base. At December 31, 2005 annual contract value per client was $767 compared to $678 a year ago, an increase of 13%.

Quarterly Contract Value per Client

Quarterly contract value per client represents the average annual contract value of all new and renewing clients transacting during the quarter and is a leading indicator of future annual contract value per client. Quarterly contract value per client increased by 22% compared to the third quarter of 2005.

Content Licenses

Content license revenue is generated from customers who resell Onvia’s business intelligence to their customers. These contracts are generally single or multi-year arrangements invoiced on a periodic basis, and are not included in deferred revenue until billed. Content licenses represented 11% of revenue in 2005 and are excluded from the client subscription metrics. The annual contract value of content licenses was $1.7 million as of December 31, 2005 compared to $1.2 million at December 31, 2004.

Other Items

In the first quarter of 2006, Onvia will adopt the provisions of SFAS No. 123(R), “Share Based Payment” which requires that the fair value of stock options be expensed in the Company’s financial statements. As a result of adoption of this new accounting standard, the Company estimates it will incur approximately $1.4 million of non-cash stock compensation in 2006, which will be included in operating expenses.

Onvia has 47,000 square feet of idle office space available for sublease. The Company’s real estate activities have accelerated and we are in active discussions with a potential subtenant for 25,500 square feet. The accrual for the idle office space is approximately $5.8 million as of December 31, 2005. If management’s estimate changes prior to the filing of the Form 10-K, Onvia may be required to adjust the December 31, 2005 accrual for the idle office space in the financial information filed in the Form 10-K.

A conference call hosted by Onvia’s management will be held today, Thursday, February 16, 2006 at 1:30 p.m. PDT to further discuss the financial results of the Company. This call will be broadcast via the Internet and may be accessed from the Company’s corporate website at www.onvia.com. A replay of the broadcast will be available on the Company’s website 15 minutes after the conference call. For investor relations questions please e-mail investorrelations@onvia.com.

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About Onvia

Onvia (Nasdaq: ONVI) helps business-to-government (B2G) companies achieve a competitive advantage by delivering timely and actionable government procurement opportunities and information. More than 17,700 clients across the United States rely on Onvia as a comprehensive resource for tailored, industry-specific information needed to make intelligent sales decisions. Onvia also manages the distribution and reporting of requests for proposals and quotes from more than 485 government agencies nationwide. Onvia offers unparalleled coverage of 65,500 federal, state and local purchasing entities and across such markets as architecture, engineering, IT/telecom, consulting services, operations and maintenance, office equipment, transportation and medical equipment. Onvia was founded in 1997 and is headquartered in Seattle, Washington. For more information, contact Onvia, Inc. - 1260 Mercer Street, Seattle, WA 98109. Tel - 206/282-5170, fax - 206/373-8961, visit www.onvia.com, or email investorrelations@onvia.com.

Forward Looking Statements

This release may contain, in addition to historical information, forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and involve risks and uncertainties, including statements regarding Onvia’s financial performance, profitability, new product investment, client count and client information, content licenses, the Onvia Business Builder product, government agency participation, new operating metrics, subleasing idle office space, and changes to Onvia’s sales organization. Onvia’s actual results could differ materially from those described in the forward-looking statements.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: Onvia’s failure to execute its new products strategy; the new products fail to meet its expected capabilities; the new products fail to be as comprehensive as Onvia believes; Onvia’s clients are dissatisfied with the new products; Onvia’s technology fails to handle the increased demands on its online network caused by the new products offering; Onvia’s organizational changes to its sales department fail to produce higher sales and higher retention rates; Onvia fails to increase annual contract value; competitors develop similar technologies and products; Onvia has overestimated the value of sales intelligence to companies doing business with government agencies; Onvia’s failure to anticipate expenditures which could significantly increase Onvia’s operating costs and cash burn rate; Onvia fails to upgrade its existing client base into new and higher valued products; and failure to sublease the idle office space and/or failure to properly assess the lease accrual.

For a detailed discussion of these and other cautionary statements, please refer to Onvia’s filings with the Securities and Exchange Commission (SEC) including Onvia’s Annual Report on Form 10-K for the year ended December 31, 2004, Onvia’s Quarterly Report on Form 10-Q for the third quarter of 2005, and Onvia’s Proxy Statement filed with the SEC on April 8, 2005.